Exhibit 1A-2A

ARTICLES OF INCORPORATION

OF

TEJASCORE TECHSYSTEMS INC.

The undersigned, acting as incorporator of a corporation under the Wyoming Business Corporation Act, Wyo. Stat. Ann. 17-16-101 et seq. (the "Act"), adopts the following Articles of Incorporation for such corporation.

ARTICLE I. NAME

The name of the corporation is Tejascore Techsystems Inc. (the "Corporation").

ARTICLE II. DURATION

The period of duration of the Corporation is perpetual.

ARTICLE III. PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the Act, including, without limitation, acting as a holding company and acquiring, holding, financing, managing, and operating, directly or through subsidiaries, businesses engaged in automotive technology, automotive electronics, and related manufacturing, engineering, and commercial activities.

ARTICLE IV. CAPITAL STOCK

Section 4.1. Authorized Shares. The aggregate number of shares that the Corporation is authorized to issue is 750,000,000 shares, all of which are designated common stock with a par value of $0.0001 per share. The Corporation is not authorized to issue any shares of preferred stock.

Section 4.2. Voting Rights. Each holder of common stock is entitled to one vote for each share of common stock held of record on all matters submitted to a vote of the shareholders. The shareholders of the Corporation shall not have the right to cumulate votes in the election of directors.

Section 4.3. No Preemptive Rights. No holder of shares of the Corporation shall have any preemptive right to acquire additional shares of the Corporation or securities convertible into or carrying a right to subscribe for or acquire shares of the Corporation.

Section 4.4. Dividends and Distributions. Subject to the provisions of the Act, the holders of common stock are entitled to receive dividends and other distributions when, as, and if declared by the Board of Directors out of funds legally available therefor.

Section 4.5. Liquidation. Upon the dissolution, liquidation, or winding up of the Corporation, the holders of common stock are entitled to receive the net assets of the Corporation ratably in proportion to the number of shares held by them respectively.

ARTICLE V. REGISTERED AGENT AND REGISTERED OFFICE

The name of the registered agent of the Corporation in the State of Wyoming is Registered Agents Inc, and the address of the registered office of the Corporation in the State of Wyoming is 30 N Gould St Ste R, Sheridan, WY 82801. The written consent of the registered agent to appointment has been executed and is filed with these Articles of Incorporation.

ARTICLE VI. PRINCIPAL OFFICE

The address of the principal office of the Corporation is 1031 Ives Dairy Road #53, Suite 228, Miami, FL 33179, United States.

ARTICLE VII. BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors shall be fixed in the manner provided in the bylaws of the Corporation. The initial Board of Directors shall consist of two directors, and the names and address of the persons who shall serve as the initial directors until the first annual meeting of shareholders or until their successors are elected and qualified are: Yogesh Choudhary, 1031 Ives Dairy Road #53, Suite 228, Miami, FL 33179, and Amita Dagar, 1031 Ives Dairy Road #53, Suite 228, Miami, FL 33179.

ARTICLE VIII. LIMITATION OF DIRECTOR LIABILITY

To the fullest extent permitted by the Act, a director of the Corporation shall not be liable to the Corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for the amount of a financial benefit received by a director to which the director is not entitled, an intentional infliction of harm on the Corporation or its shareholders, a violation of Wyo. Stat. Ann. 17-16-833, or an intentional violation of criminal law. If the Act is amended after the filing of these Articles of Incorporation to authorize corporate action further eliminating or limiting the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act as so amended. Any repeal or modification of this Article shall not adversely affect any right or protection of a director existing at the time of such repeal or modification.

ARTICLE IX. INDEMNIFICATION

The Corporation shall indemnify, and shall advance expenses to, each person who is or was a director or officer of the Corporation, and may indemnify and advance expenses to any employee or agent of the Corporation, to the fullest extent permitted by the Act, against any liability and reasonable expenses incurred in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another entity. The rights conferred by this Article are not exclusive of any other rights to which any person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

ARTICLE X. INCORPORATOR

The name and address of the incorporator are: Yogesh Choudhary, 1031 Ives Dairy Road #53, Suite 228, Miami, FL 33179, United States.

IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation on October 28, 2025.

/s/ Yogesh Choudhary

Yogesh Choudhary, Incorporator